UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2021

Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

533 Airport Boulevard, Suite 400

Burlingame, CA 94010

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HGEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On January 19, 2021, Humanigen, Inc. (the “Company”) provided an update on its ongoing Phase 3 clinical trial of lenzilumab in hospitalized patients with COVID-19. As of January 19, 2021, more than 500 patients have been enrolled in the trial.

In response to the rapidly evolving therapeutic landscape, the primary endpoint of the trial has been changed to ventilator-free survival through day 28, previously one of several secondary endpoints. Time to recovery will be one of several secondary endpoints. The Company believes this change in the primary endpoint represents a more meaningful endpoint for patients, health-care providers, and payors given the current standard of care for hospitalized and hypoxic COVID-19 patients. The protocol and statistical analysis plan for the Phase 3 trial have been updated to reflect these changes. These changes have been reviewed and discussed with FDA and are expected to be posted to clinicaltrials.gov (NCT04351152). The Company remains blinded to the results of this ongoing trial.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Humanigen, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: January 19, 2021